Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Announces Early Tender Deadline Results

BOSTON—August 22, 2013—Iron Mountain Incorporated (NYSE: IRM), the storage and information management company, today announced that, pursuant to its previously announced tender offer (the “Tender Offer”)  to purchase for cash up to $137.5 million (the “Maximum Repurchase Amount”) aggregate principal amount of outstanding 8-3/8% Senior Subordinated Notes due 2021 (CUSIP No. 46284P AM6) (the “Notes”), a total of approximately $306.3 million principal amount of Notes (the “Tendered Notes”) were validly tendered by 5:00 p.m., New York City time, on August 21, 2013 (the “Early Tender Deadline”).  The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase, dated August 8, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (“Letter of Transmittal”).

Since the Tendered Notes exceed the Maximum Repurchase Amount, the Tendered Notes will be subject to proration in accordance with the terms of the Offer to Purchase. The proration factor will be approximately 45%, and with regard to any particular holder subject to rounding down to the nearest integral multiple of $1,000.  Iron Mountain will pay the total consideration of $1,097.50 per $1,000 principal amount of Notes accepted for purchase in the Tender Offer, which includes an early tender premium payment of $30 per $1,000 principal amount of Notes. Iron Mountain expects to make payment today for the Notes accepted for purchase and will fund its payment obligation for such Notes with a portion of the proceeds from its offering of $600 million in aggregate principal amount of its 6% USD Senior Notes due 2023, which were issued on August 13, 2013.  Iron Mountain does not expect to accept for payment any additional tenders of Notes after the Early Tender Deadline.

D.F. King & Co., Inc. is the information agent and tender agent for the Tender Offer. Questions or requests for assistance may be directed to D.F. King & Co., Inc., (800) 431-9633 (toll-free) or (212) 269-5550 (collect).  Iron Mountain has engaged Wells Fargo Securities, LLC as the Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 410-4760 (collect). Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal, which set forth the complete terms of the Tender Offer.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management solutions. The company’s real estate network of over 64 million square feet across more than 1,000 facilities in 35 countries allows it to serve customers around the world. And its solutions for records management, data backup and recovery, document management and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information for business advantage. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

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Investor Relations Contacts:

Melissa Marsden	Stephen P. Golden
Senior Vice President, Investor Relations	Vice President, Investor Relations
Melissa.marsden@ironmountain.com	sgolden@ironmountain.com
(617) 535-8595	(617) 535-4769